Exhibit 99.1

For immediate release:
Dec. 16, 2015

Media Contacts:	Investor Contacts:
Elinore White	John O'Connor
1-973-443-2835 (o)	1-973-822-7088 (o)
elinore.y.white@zoetis.com	john.oconnor@zoetis.com

Kristen Seely	Steve Frank
1-973-443-2777 (o)	1-973-822-7141 (o)
kristen.seely@zoetis.com	steve.frank@zoetis.com

Zoetis Declares First Quarter 2016 Dividend; Board Approves 14.5% Payment Increase

FLORHAM PARK, N.J. - Dec. 16, 2015 - The Board of Directors of Zoetis Inc. (NYSE:ZTS) has declared a first quarter 2016 dividend payable to holders of the company’s common stock of $0.095 per share, an increase of 14.5% from the quarterly dividend rate paid in 2015. The dividend is to be paid on Tuesday, March 1, 2016, to holders of record on Thursday, Jan. 21, 2016.

“Zoetis has continued to distinguish itself as a world leader in the growing animal health industry this year, based on our global scale, diverse portfolio and track record of innovation. We continue to invest in critical internal and external growth opportunities for Zoetis that create value, while returning excess capital to our shareholders,” said Zoetis Chief Executive Officer Juan Ramón Alaix. “With the Board’s approval, I am pleased to announce we are increasing our dividend by 14.5% as we head into 2016 and continuing our commitment to effective and efficient use of our cash.”

About Zoetis
Zoetis (zô-EH-tis) is the leading animal health company, dedicated to supporting its customers and their businesses. Building on more than 60 years of experience in animal health, Zoetis discovers, develops, manufactures and markets veterinary vaccines and medicines, complemented by diagnostic products and genetic tests and supported by a range of services. In 2014, the company generated annual revenue of $4.8 billion. With approximately 10,000 employees worldwide at the beginning of 2015, Zoetis serves veterinarians, livestock producers and people who raise and care for farm and companion animals with sales of its products in 120 countries.  For more information, visit www.zoetis.com.

 DISCLOSURE NOTICES
Forward-Looking Statements: This press release contains forward-looking statements, which reflect the current views of Zoetis with respect to business plans or prospects, future operating or financial performance, expectations regarding products, future use of cash and dividend payments, and other future events. These statements are not guarantees of future performance or actions. Forward-looking statements are subject to risks and uncertainties. If one or more of these risks or uncertainties materialize, or if management's underlying assumptions prove to be incorrect, actual results may differ materially from those contemplated by a forward-looking statement. Forward-looking statements speak only as of the date on which they are made. Zoetis expressly disclaims any obligation to update or revise any forward-looking statement, whether as a result of new information, future events or otherwise. A further list and description of risks, uncertainties and other matters can be found in our Annual Report on Form 10-K for the fiscal year ended December 31, 2014, including in the sections thereof captioned “Forward-Looking Information and Factors That May Affect Future Results” and “Item 1A. Risk Factors,” in our Quarterly Reports on Form 10-Q and in our Current Reports on Form 8-K. These filings and subsequent filings are available online at www.sec.gov, www.zoetis.com, or on request from Zoetis.
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